Exhibit 99.1

Protagonist Therapeutics Reports First Quarter 2017 Financial Results

Milpitas, CA (May 10, 2017): Protagonist Therapeutics, Inc. (NASDAQ: PTGX) today reported its financial results for the first quarter ended March 31, 2017.

“Our R&D activities to have three different assets in clinical development by year end are proceeding as planned,” said Dinesh V. Patel, Ph.D., Protagonist President and Chief Executive Officer. “The Phase 2b trial of oral alpha-4-beta-7 integrin antagonist PTG-100 in ulcerative colitis patients is progressing well, and we anticipate performing interim analysis in the second half of 2017. Phase 1 initiation with PTG-300, our hepcidin mimetic for iron overload disorders, is now expected to begin in the second quarter 2017 instead of second half of 2017. Finally, pre-clinical development of our oral IL-23 receptor (IL-23R) antagonist PTG-200 is proceeding as planned, and Phase 1 initiation is anticipated in the second half of 2017. We also continue to highlight scientific and clinical findings around our oral peptide candidates, PTG-100 and PTG-200, for inflammatory bowel diseases (IBD) at major medical meetings both in the United States and in Europe.”

Recent Business Highlights:

•	Initiated a global Phase 2b trial for PTG-100 with the goal of randomizing approximately 240 ulcerative colitis patients with moderate to severe active disease. An interim analysis is expected to be performed in the second half of 2017. Assuming the outcome is determined to be not futile, one or two out of the three doses of PTG-100 will be selected for continued enrollment. Top-line results of this statistically powered global Phase 2b study are expected to be announced in the second half of 2018.

•	A key U.S. patent, No. 9,518,091, was issued in January 2017, covering orally stable peptides from the company’s most advanced IBD asset, PTG-100, and related analogs. This patent together with previously granted U.S. patent No. 9,273,093, provides protection until 2035 for the company’s alpha-4-beta-7 integrin peptide inhibitors, including PTG-100.

•	A key U.S. patent, No. 9,624,268, was issued in May 2017, providing composition of matter protection until 2035 for the company’s second IBD asset, PTG-200, and covering the use of oral peptide inhibitors of IL-23R to treat IBD.

•	Presented preclinical data on PTG-100 and PTG-200 in February at the 2017 European Crohn’s and Colitis Organization Congress.

•	The company’s poster presentation on oral IL-23R antagonist PTG-200 was selected for an oral presentation at the May 2017 Digestive Disease Week conference. The company presented data supporting a potential biomarker strategy for demonstrating clinical proof-of-concept in the planned PTG-200 clinical trial.

Financial Results

Protagonist reported a net loss attributable to common stockholders of $14.1 million for the first quarter of 2017, as compared to a net loss attributable to common stockholders of $11.8 million for the same period of 2016. The increase in net loss was driven primarily by research and development (R&D) expenses related to PTG-100 clinical trial and development activities; efforts towards the accelerated progression to Phase 1 initiation with PTG-300 in the second quarter of 2017; and other preclinical studies and discovery research efforts in support of Protagonist’s pipeline; as well as general and administrative (G&A) expenses for operations. The net loss for the first quarter of 2017 includes non-cash stock-based compensation of $0.8 million, as compared to $0.1 million for the same period of 2016.

R&D expenses for the first quarter of 2017 were $11.3 million, as compared to $5.6 million for the same period of the prior year. The increase in R&D expenses was primarily due to increased PTG-100 clinical trial and development activities, which included clinical trial site start-up activities, contract manufacturing costs, and pre-clinical development studies for other product candidates. R&D expenses for the quarter also included an increase in salaries and employee-related expenses due to an increase in R&D personnel.

G&A expenses for the first quarter of 2017 were $3.0 million, as compared to $1.4 million for the same period in the prior year. The increase in G&A expense was due primarily to an increase in professional service fees, salaries and employee-related expenses primarily due to an increase in headcount to support the growth of our operations, and other administrative expenses.

Protagonist ended the first quarter of 2017 with $77.2 million in cash, cash equivalents and investments. The company expects current capital resources will be sufficient to fund operations through PTG-100 Phase 2b top-line data which is expected in the second half of 2018.

About Protagonist Therapeutics, Inc.

Protagonist Therapeutics is a clinical-stage biopharmaceutical company with a proprietary technology platform which is utilized to discover and develop novel peptide-based drugs to address significant unmet medical needs. Its primary focus is on developing first-in-class oral targeted therapy-based peptide drugs that work by blocking biological pathways that are currently targeted by marketed injectable antibody drugs. Protagonist’s initial lead peptide product candidates, PTG-100 and PTG-200, are based on this approach, and the company believes these candidates have the potential to transform the existing treatment paradigm for inflammatory bowel disease (IBD), a set of gastrointestinal diseases consisting primarily of ulcerative colitis and Crohn’s disease.

PTG-100, a potential first-in-class oral peptide alpha-4-beta-7 integrin antagonist, is currently in a global Phase 2b clinical trial for moderate-to-severe ulcerative colitis. PTG-200, a potential first-in-class oral Interleukin-23 receptor antagonist for potential treatment of Crohn’s disease, is currently in pre-clinical development and is expected to enter Phase 1 clinical studies in the second half of 2017.

In addition to PTG-100 and PTG-200, the company is developing an injectable hepcidin mimetic PTG-300 as a potential orphan drug to treat iron overload related rare diseases such as beta-thalassemia. PTG-300 is currently in pre-clinical development and is expected to enter Phase 1 clinical studies in the second quarter of 2017.

Protagonist is headquartered in Milpitas, California with its pre-clinical and clinical staff in California, and discovery operations both in California and in Brisbane, Queensland, Australia. For further information, please visit http://www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our programs, the initiation and availability of results of our clinical trials, enrollment in our clinical trials, our capital resources, the possibility of obtaining orphan drug designation, and the potential for eventual regulatory approval of our product candidates. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “may,” “will,” “continue,” “expects,” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses, our reliance on third parties and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2017, to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Operating expenses:
Research and development	$11,282	$5,625
General and administrative	2,991	1,415

Total operating expenses	14,273	7,040

Loss from operations	(14,273)	(7,040)
Interest income	172	12
Change in fair value of redeemable convertible preferred stock tranche and warrant liabilities	—	(4,719)

Net loss	$(14,101)	$(11,747)

Net loss attributable to common stockholders	$(14,101)	$(11,787)

Net loss per share attributable to common stockholders, basic and diluted	$(0.84)	$(40.96)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	16,766,218	287,800

PROTAGONIST THERAPEUTICS, INC.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2017	2016
	(Unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and available-for-sale securities	$77,248	$87,749
Working capital	$59,769	$76,809
Total assets	$82,673	$93,990
Accumulated deficit	$(78,694)	$(64,593)
Total stockholders’ equity	$74,894	$87,555

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